Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Brian Dolezal, TateAustin for Grande
(512) 344-2035
bdolezal@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2004

Highlights for the Quarter:

•	Grande added 10,898 new connections in the third quarter

•	Revenues from bundled broadband Internet, local and long-distance telephone and cable television services grew by 4% from Q2 2004 to Q3 2004

•	Third quarter 2004 Adjusted EBITDA was $5.0 million and YTD Adjusted EBITDA was $13.6 million

•	Third quarter 2004 Net Loss was $14.2 million and YTD Net Loss was $40 million

•	Grande’s residential bundled service offering now includes Grande Security Solutions, the company’s in-home wireless security system

•	Grande is launching Fiber-to-the-Home in Austin followed by San Antonio for new build areas

SAN MARCOS, Texas – Nov. 4, 2004 – Grande Communications reported operating revenue for the company of $45.1 million for the quarter ended September 30, 2004. This compared to $47.6 million for the quarter ended September 30, 2003, during which Grande had $19.2 million in revenue from the MCI agreement, which terminated in the fourth quarter of 2003. The results from the most recent quarter demonstrate that the loss of the MCI revenue has been nearly entirely offset by growth in bundled services, broadband transport and non-MCI network services, as well as the acquisition of Advantex. Grande’s operating revenue decreased quarter over quarter in 2004 by $0.7 million due to the one-time MCI revenue of $2.5 million in the second quarter of 2004, offset by $1.8 million of third quarter growth in bundled services, network services, and broadband transport revenue.

Grande’s bundled cable television, telephone and broadband Internet offering continues to grow, reaching $30.1 million for the third quarter 2004 compared to $29.1 million in the second quarter 2004. The growth in revenue from our bundled services was primarily due to the increase in the number of connections from 230,638 as of June 30, 2004 to 241,536 as of September 30, 2004. Third quarter 2003 revenue from bundled cable television, telephone and broadband Internet was $15.7 million. Revenue from bundled services grew by 92% from third quarter 2003 to third quarter 2004 primarily due to the acquisition of Advantex and continued organic growth in new connections.

“Grande’s operating performance in the third quarter is a testament to our strategy and employees’ hard work. We are proud to announce our strong customer connections and penetration growth in our markets that we serve with our attractive bundled offering,” said Grande Vice Chairman and CEO William E. Morrow.

	Quarter Ended:
	Sep. 30, 2003	Dec. 31, 2003	Mar. 31, 2004	June 30, 2004	Sep. 30, 2004
Operating Data:
Marketable homes passed (1)	212,983	277,399	280,959	288,258	297,697
Customers (2)	69,085	102,740	110,790	115,275	120,243
Customer penetration	32.4%	37.0%	39.4%	40.0%	40.4%
Average monthly revenue per customer (3)	$78.41	$84.60	$87.14	$85.75	$85.32
Number of connections
Cable television	53,970	71,855	75,255	78,244	81,642
Telephone	58,795	97,288	101,347	104,954	108,418
Broadband Internet and other	27,732	38,450	43,142	47,440	51,476

Total connections (4)	140,497	207,593	219,744	230,638	241,536
Connection penetration
Cable television	25.3%	25.9%	26.8%	27.1%	27.4%
Telephone	27.6%	35.1%	36.1%	36.4%	36.4%
Broadband Internet and other	13.0%	13.9%	15.4%	16.5%	17.3%

Total connection penetration	66.0%	74.8%	78.2%	80.0%	81.1%
Average monthly revenue per connection
Cable television	$45.16	$44.20	$46.03	$46.59	$46.00
Telephone	36.41	41.66	44.12	43.86	$43.84
Broadband Internet and other	33.30	37.49	35.94	35.49	$34.40

(1)	Marketable homes passed increased by 3,560 from December 31, 2003 to March 31, 2004, although the company constructed 5,914 new marketable homes in the same period. The 2,354 difference arose from a first quarter 2004 database clean-up on legacy information from acquisitions completed in 2003.

(2)	Grande acquired Advantex on October 27, 2003, which had approximately 30,000 customers. Customers increased by 8,050 from December 31, 2003 to March 31, 2004, although the company completed a database clean-up on legacy information from acquisitions completed in 2003 that resulted in an upward adjustment in the customer count, resulting in 1,900 additional previously uncounted customers in the quarter ended March 31, 2004.
(3)	If the 1,900 customer adjustment discussed in footnote (2) had occurred in December 2003 the average monthly revenue per connection would have been $85.50 for the quarter ended March 31, 2004.
(4)	Total connections include a decrease of approximately 1,500 connections in the Advantex market that occurred in the first quarter related to database clean-up.

Operating revenues for Grande’s broadband transport services for the quarter ended September 30, 2004 were $2.6 million, increasing from $2.4 million in the second quarter ended June 30, 2004. Revenues from network services decreased from $14.3 million in the second quarter ended June 30, 2004 to $12.4 million in the third quarter ended September 30, 2004. Excluding the one-time $2.5 million revenue related to the settlement of the MCI agreement from the second quarter, growth in network services revenue would have been $0.6 million, or an increase of 5% quarter over quarter. This growth was due to new customer growth and new traffic with existing customers. Network services revenue in the third quarter 2003 was $29.6 million, including $19.2 million of revenue related to the MCI agreement, which is not included in the third quarter 2004.

Gross margin for the company decreased from 65% to 63% from the second to third quarter of 2004 reflecting the one-time revenue in the second quarter of 2004 of $2.5 million from MCI, which had minimal associated cost of revenue. Gross margin for the company was 53% in the third quarter of 2003. The change in gross margin from 2003 to 2004 is primarily due to the replacement of network services revenue related to the MCI agreement by higher gross margin revenue related to bundled services revenue from the Advantex acquisition and organic growth. Grande’s gross margin for both quarters ended September 30, 2004 and June 30, 2004 for the bundled Internet, telephone and cable services was 73%. For broadband transport services, the gross margin for the quarter ended September 30, 2004 was 89%, compared to 86% in the quarter ended June 30, 2004. Network services gross margin for the third quarter ended September 30, 2004 was 34% versus 46% for the second quarter ended June 30, 2004. Network services gross margin in the second quarter of 2004 would have been approximately the same as the third quarter of 2004 if the MCI settlement revenue were excluded.

Adjusted EBITDA was $5.0 million and $5.8 million for the quarters ended September 30, 2004 and June 30, 2004, respectively. The change in Adjusted EBITDA from the second quarter of 2004 reflects the increase in revenue from bundled cable television, telephone, and broadband Internet services, offset by the positive impact in the second quarter of 2004 of the MCI settlement, which was approximately $2.0 million, and the negative affect of the completion of the transition of billing systems and other integration work in the Advantex market, which totaled approximately $0.3 million. Adjusted EBITDA in the third quarter 2003 was $4.7 million. Net loss was $14.2 million and $12.4 million for the quarters ended September 30, 2004 and June 30, 2004, respectively. Net loss in the quarter ended September 30, 2003 was $8.0 million. The increase in net loss is primarily attributable to an increase in depreciation and amortization from $11.6 million to $14.7 million and an increase in interest expense from $0.9 million to $4.5 million in the third quarters ended September 30, 2003 and September 30, 2004, respectively.

EBITDA is frequently used as a basis for comparing businesses in Grande’s industry, although Grande’s measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. In the first quarter of 2004, Grande wrote off debt issuance costs of approximately $2.1 million associated with the repayment of our senior credit facility following the completion of our senior notes offering. We believe this expense is analogous to amortization and interest expense, and therefore we believe it is more useful to show EBITDA net of this one-time amount because we believe it is a better measure of our operating performance and is more comparable to prior periods. However, because of the nature of the charge, we are referring to our EBITDA in 2004 net of the charge as “Adjusted EBITDA.”

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Net loss as reported	$(8,044)	$(14,158)	$(27,165)	$(39,979)
Add back non-EBITDA/Adjusted EBITDA items included in net loss:
Interest income	(36)	(207)	(95)	(558)
Interest expense	904	4,475	1,826	10,301
Taxes	195	195	585	587
Depreciation and amortization	11,678	14,720	38,983	41,145

EBITDA	4,697	5,025	14,134	11,496
Loss on extinguishment of debt	—	—	—	2,145

Adjusted EBITDA	$4,697	$5,025	$14,134	$13,641

CapEx for the quarter ended September 30, 2004 was $13.5 million, and $1.0 million of this was related to capitalized interest. Grande spent about 40% of our CapEx on construction of 10,339 new marketable homes passed (we turned down service to approximately 900 unprofitable MDU doors during acquisition management, so net new doors was only 9,439). The remainder was related to growing our customer base. CapEx for the nine months ended September 30, 2004 was $38.5 million, and $2.3 million of this was related to capitalized interest. CapEx for the nine months ended September 30, 2003 was $36.7 million, which included $1.8 million of capitalized interest.

Grande completed the third quarter with $75.4 million of cash. Grande’s cash balance primarily increased from the year-end 2003 balance of $42.2 million based upon the March 23, 2004 close of the $136 million debt financing, with net proceeds of $124.5 million, the subsequent repayment of $64.8 million under the 2001 credit facility, and the aforementioned operating and investing activities.

Grande continues to expect positive trends in the business. Adjusted EBITDA is expected to be near $20 million for the entire 2004 fiscal year. Grande expects 2005 EBITDA to nearly double our anticipated 2004 Adjusted EBITDA. Grande also anticipates spending approximately $49 million on capital expenditures, excluding capitalized interest, for 2004. Approximately 43% of that amount should relate to passing new marketable homes. Cash is expected to be approximately $60 million at year-end December 31, 2004, falling to $30 million at year-end December 31, 2005.

Grande Security Solutions

Over the last two quarters, Grande has added a new product to its bundle called Grande Security Solutions. We now sell and install in-home wireless security systems for private residences and small businesses using our trained technical staff, licensed by the Texas Commission on Private Security, and offer 24/7 monitoring via a third party specialist. Our security product was layered into our bundled service offering, as Grande is logically positioned to grow this business due to our strong existing relationship with residential and small business consumers in our markets. Revenues from our new product consist of initial charges for equipment and installation and a monthly fee for security monitoring.

Fiber-to-the-Home

Grande intends to begin our roll out of Fiber-To-The-Home (“FTTH”) in Austin and San Antonio during the fourth quarter. Under this strategy, Grande will construct its network with fiber connecting to our customers’ homes offering a stronger bandwidth position for our customers. The cost structure of FTTH is well suited for a company like Grande, as we are now better able to match the timing of more of our capital outlay with the acquisition of new customers and revenue streams.

Conference Call Details

Grande Communications Holdings, Inc. will hold a conference call today, Thursday, November 4, 2004 at 11 a.m. CST (noon EST) to discuss earnings for the three months ended September 30, 2004. Grande Vice Chairman and CEO William E. Morrow and Grande Chief Financial Officer Michael L. Wilfley will host the conference call at 800-540-0559. The conference ID# is: “7Grande.” A recording of the call will be available at 800-839-5637 until the end of the day of Wednesday, November 10, 2004.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications® is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers cable television, telephone, and broadband Internet services over its own advanced network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services.

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Grande’s actual results may differ from the forward-looking statements for many reasons.

Grande Communications’ Financial Statements

GRANDE COMMUNICATIONS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Operating revenues	$47,589	$45,104	$138,865	$132,606
Operating expenses:
Direct costs	22,240	16,703	66,068	49,233
Selling, general and administrative	20,859	23,587	59,261	70,367
Depreciation and amortization	11,678	14,720	38,983	41,145

Total operating expenses	54,777	55,010	164,312	160,745

Operating loss	(7,188)	(9,906)	(25,447)	(28,139)
Other income (expense):
Interest income	36	207	95	558
Interest expense	(904)	(4,475)	(1,826)	(10,301)
Gain on disposal of assets	12	16	13	48
Loss on extinguishment of debt	—	—	—	(2,145)

Total other income (expense)	(856)	(4,252)	(1,718)	(11,840)
Net loss attributable to common shareholders	(8,044)	(14,158)	(27,165)	(39,979)

Basic and diluted net loss per share attributable to common shareholders	$(0.69)	$(1.14)	$(2.32)	$(3.27)
Basic and diluted weighted average number of common shares outstanding	11,706	12,386	11,692	12,226

GRANDE COMMUNICATIONS HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2003	September 30, 2004
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,246	$75,353
Accounts receivable, net	16,825	19,929
Prepaid expenses and other current assets	5,967	2,983

Total current assets	65,038	98,265
Property and equipment, net	298,197	301,940
Goodwill	134,983	135,612
Other intangible assets, net	10,463	6,828
Other assets	8,010	13,580

Total assets	$516,691	$556,225

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,947	$11,651
Accrued expenses	15,794	26,682
Note payable	63	—
Deferred revenue	4,263	5,166
Current portion of capital lease obligations	429	625

Total current liabilities	35,496	44,124
Deferred revenue	4,443	5,029
Capital lease obligations, net of current portion	12,723	14,076
Long term debt	61,859	128,004
Commitments and contingencies Stockholders’ equity:
Preferred Stock	441	441
Common stock	12	13
Additional paid-in capital	505,497	508,297
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(103,775)	(143,754)

Total stockholders’ equity	402,170	364,992

Total liabilities and stockholders’ equity	$516,691	$556,225

# # #